Exhibit 11
Computation of Earnings per Common and
  Common Equivalent Share*
Periods Ended March 31
                                                   Three Months
                                                  --------------
                                                   1995      1994
                                                   ----      ----
                    (Amounts in Millions, Except for per Share data)

PRIMARY:
Net income                                        $  75     $  86
Less dividends on preferred shares,
  net of income tax benefits                         (1)       (1)
                                                  ----------------
Net income on common shares                       $  74     $  85
                                                  ================

Weighted average number of outstanding
  common shares                                     277       274
Number of common shares issuable assuming
  exercise of stock options                           2         -
                                                  ----------------
Weighted average number of outstanding
  common and common equivalent shares               279       274
                                                  ================

Net income on common shares                       $  74     $  85
Divided by the weighted average number of
  outstanding common and common equivalent
  shares                                            279       274
Earnings per common and common equivalent
  share - primary                                 $ .27     $ .31
                                                  ================


* Unaudited data

Computation of Earnings per Common and
  Common Equivalent Share*
Periods Ended March 31
                                                   Three Months
                                                  --------------
                                                   1995      1994
                                                   ----      ----
                    (Amounts in Millions, Except for per Share data)

FULLY DILUTED:
Net income                                        $  75     $  86
Less dividends on preferred shares,
  net of income tax benefits                         (1)       (1)
As if converted common stock dividends
  on preferred stock                                  1         1
Income tax benefits on common share
  dividends                                           -         -
                                                  ----------------
Net income on common shares                       $  75     $  86
                                                  ================

Weighted average number of outstanding
  common shares                                     277       274
Number of common shares issuable assuming
  exercise of stock options                           2         -
Number of common shares issuable assuming
  conversion of preferred shares                      1         1
                                                  ----------------
Weighted average number of outstanding
  common and common equivalent shares -
  assuming full dilution                             280      275
                                                  ================

Net income on common shares                       $   75    $  86
Divided by the weighted average number of
  outstanding common and common equivalent
  shares - assuming full dilution                    280      275
                                                  ----------------

Earnings per common and common equivalent
  share - assuming full dilution                  $  .27    $ .31
                                                  ================

* Unaudited data